Exhibit 10.39
FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into on January 16, 2020 (the “Execution Date”) by and between ALAMEDA BTS EDP, LLC, a California limited liability company (“Landlord”), and EXELIXIS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Ernst Development Partners, Inc., a California corporation (“EDP”), and Tenant entered into that certain Lease Agreement (Commercial Single-Tenant Net Lease) dated October 25, 2019 (the “Lease”), with respect to premises known as 1951 Harbor Bay Parkway, Alameda, California, as more particularly described in the Lease. EDP assigned the Lease to Landlord pursuant to that certain Assignment and Assumption of Lease Agreement dated as of October 31, 2019.
B.    The City of Alameda approved a parking plan for the Project that requires construction of approximately 12 parking stackers (the “Parking Stackers”) at the Project to satisfy the required three (3) parking spaces per one thousand (1,000) rentable square feet of building area (the exact number of Parking Stackers will depend on the final design of the Building and the actual number of surface parking space constructed).
C.    Tenant has requested that Landlord defer construction of the Parking Stackers to provide Tenant time to obtain the City of Alameda’s approval of a Waterfront Parking Plan (as defined below). Landlord and Tenant agree to defer construction of the Parking Stackers, and amend the Lease in certain other respects, on the terms and conditions of this Amendment.
AMENDMENT
NOW THEREFORE, in consideration of good and valuable consideration and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:
1.    Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings set forth for such terms in the Lease. All terms that are defined in this Amendment and used in any provisions that are added to the Lease pursuant to this Amendment will have the meanings in the Lease set forth for such terms in this Amendment.
2.    Parking.
(a)    Landlord and Tenant agree that, although the Parking Stackers are part of Landlord’s Work, without constituting a Tenant Delay, Landlord shall defer construction of the Parking Stackers pending the City of Alameda’s approval of the to-be-devised Waterfront Parking Plan (as defined below), provided that, if (i) Waterfront Landlord or Tenant has not completed construction of parking spaces at the Adjacent Project in accordance with a Waterfront Parking Plan on or before January 1, 2024, (ii) the City of Alameda requires the installation of the Parking Stackers at the Project on or before January 1, 2024 to comply with applicable Laws or permit the occupancy of the Premises, as reasonably determined by Landlord, or (iii) Tenant ceases to diligently pursue a Waterfront Parking Plan (and construction of parking spaces related to such plan) for more than six (6) months and such failure continues for thirty (30) days after written notice thereof from Landlord at any time prior to January 1, 2024, as reasonably determined by Landlord (each of the events under clauses (i), (ii), and (iii), a “Parking Stacker Trigger Event”), then Landlord shall, as soon as reasonably practical thereafter (but in no event longer than twelve (12) months after the Parking Stacker Trigger Event), cause the construction of the Parking Stackers at the Project in accordance with the City-approved parking plan for the Project, with the plans and specifications approved by Tenant (or deemed approved by Tenant) as provided below, and with this Section 2. Notwithstanding the foregoing, if Waterfront Landlord or Tenant has commenced construction of parking spaces at the Adjacent Project in accordance with a Waterfront Parking Plan on or before January 1, 2024, then all references to January 1, 2024 in the preceding sentence are hereby revised to January 1, 2026. Landlord’s selection of a contractor to construct the Parking Stackers shall be based on at least two (2) competitive bids (which shall include timelines for the performance of the work and be shared with Tenant), and shall be subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned, or delayed. If Landlord does not receive Tenant’s response within five (5) business days of Landlord’s request for approval of a contractor, Landlord’s selection of the contractor shall be deemed approved. Prior to commencing construction of the Parking Stackers, Landlord shall submit to Tenant for its approval, which approval shall not be unreasonably withheld, conditioned or delayed: (x) plans and specifications for the Parking Stackers and (y) a cost estimate for the construction of the Parking Stackers. If Tenant has not delivered an objection to such plans and specifications or cost estimate within five (5) business days after receipt of Landlord’s plans and specifications or cost estimate, as applicable, Tenant shall be deemed to have approved such plans and specifications or such cost estimate. Additionally, if such cost estimate estimates that the Parking Stacker Costs (as defined below) will be less than the amount of the Parking Stacker Allowance, then Tenant shall be deemed to have approved such cost estimate. If Tenant timely disapproves of such plans and specifications or cost estimate, then Tenant shall specify a reasonable basis for such disapproval and Landlord and Tenant shall use good faith efforts to agree on revisions to such plans and specifications or cost estimate within five (5) business days after Landlord’s receipt of Tenant’s disapproval. Upon approval (or deemed approval) of such cost estimate by Tenant, Landlord shall enter into a guaranteed maximum price contract or lump sum contract with the approved general contractor (in the amount of such contractor’s bid approved by Tenant as described above) and any other lump sum contracts with other contractors for the construction of the Parking Stackers. Promptly after Landlord enters contracts for the construction of the Parking Stackers, Landlord shall deliver to Tenant a budget showing the portion of the Parking Stacker Costs that will be paid from the Parking Stacker Allowance (as defined below) and that portion that will be paid by Tenant. Notwithstanding the foregoing, if the cost estimate delivered to Tenant pursuant to clause (y) immediately above estimates that the Parking Stacker Costs will exceed the Parking Stacker Allowance, then Tenant shall be permitted to value engineer the Parking Stackers to reduce costs; provided, however, (A) any cost associated with such value engineering by Tenant will be the responsibility of Tenant, subject to Landlord’s obligations with respect to the Parking Stacker Allowance pursuant to this Section, (B) any delays associated with the Tenant's efforts to value engineer the Parking Stackers will constitute an Excusable Delay to the extent such value engineering (or delays associated therewith) causes actual delays in the completion of the Parking Stackers, and (C) Tenant’s efforts to value engineer the Parking Stackers, including any delay caused thereby, shall not cause Landlord to violate Laws. After commencement of construction of the Parking Stackers, Landlord shall use commercially reasonable efforts to cause its contractors to diligently pursue completion of construction of the Parking Stackers in a good and workmanlike manner, in accordance with all laws and the plans and specifications approved by Landlord and Tenant pursuant to this Section, free of defects and using new materials and equipment of good quality and shall use commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Premises and other parking spaces at the Project during the construction period. All Parking Stackers that may be installed or placed in or about the Project shall be and become the property of Landlord. Provided that the warranties described in this sentence are available on commercially reasonable terms, Landlord shall obtain from the contractor for the Parking Stackers and each manufacturer of equipment installed as part of the Parking Stackers a standard construction or manufacturer’s warranty or guaranty, as applicable, in favor of Landlord and Tenant warranting that the Parking Stackers, in the case of the contractor, or the equipment provided, in the case of the manufacturers, shall be free from any defects of workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the Parking Stackers. Substantial Completion and final completion of the Improvements shall be deemed to have occurred notwithstanding that the Parking Stackers have not been completed unless completion of the Parking Stackers is required by the City of Alameda for the legal occupancy of the Premises.
(b)    In lieu of performing the work at its sole cost as provided in Section 1.2 of Exhibit B to the Lease, Landlord shall pay towards the costs of construction of the Parking Stackers, including all pre-construction costs, permit fees, project management, costs of constructing the Parking Stackers, and the Parking Construction Fee (collectively, the “Parking Stacker Costs”), up to $300,000 (the “Parking Stacker Allowance”). In consideration for Landlord’s managing the construction of the Parking Stackers, Tenant shall pay to Landlord a management fee equal to five percent (5%) of hard and soft costs for the Parking Stackers (the “Parking Construction Fee”), which fee shall be paid from the Parking Stacker Allowance on a monthly basis in lieu of the management fee set forth in Exhibit D to the Lease. Tenant shall be solely responsible for the Parking Stacker Costs in excess of the Parking Stacker Allowance. Once Landlord has applied the full amount of the Parking Stacker Allowance toward the Parking Stacker Costs, then within thirty (30) days after Tenant’s receipt of a monthly invoice from Landlord for the portion of the Parking Stacker Costs in excess of the Parking Stacker Allowance that are due that month, Tenant shall pay to Landlord such portion of the Parking Stacker Costs, subject to the foregoing.
(c)    Notwithstanding anything in the Lease to the contrary, including without limitation Section 3(a)(iii) of the Lease, upon a Parking Stacker Trigger Event (or, if earlier, Base Rent Commencement, provided that Tenant has not completed construction of the parking spaces at the Adjacent Project in accordance with the Waterfront Parking Plan), Total Development Costs shall include the full amount of the Parking Stacker Allowance (and no other Parking Stacker Costs shall be included in Total Development Costs) and Landlord shall re-calculate Initial Base Rent in accordance with Exhibit D-1 of the Lease. Any change to Initial Base Rent pursuant to this subsection shall be documented by notice from Landlord to Tenant, and any adjustments to Base Rent pursuant to this subsection shall be reflected in the Base Rent schedule in the Verification Memorandum. If Landlord increases Initial Base Rent pursuant to this subsection and the Parking Stacker Allowance exceeds the Parking Stacker Costs, then within thirty (30) days following construction of the Parking Stackers, Landlord shall pay to Tenant such excess Parking Stacker Allowance. Additionally, if a Parking Stacker Trigger Event has not occurred prior to Base Rent Commencement and if Tenant has not completed construction of the parking spaces at the Adjacent Project in accordance with the Waterfront Parking Plan prior to Base Rent Commencement, then within thirty (30) days after Base Rent Commencement, Landlord shall deposit an amount equal to the Parking Stacker Allowance in an escrow account with Commonwealth Land Title Insurance Company, as escrow agent, or another escrow agent to be agreed upon by Landlord and Tenant, and such amount shall be held by such escrow agent pursuant to an escrow agreement to be agreed on by Landlord, Tenant and the escrow agent in their reasonable discretion; provided that the escrow agreement shall (i) permit Landlord to draw on the escrow funds to construct the Parking Stackers if a Landlord is obligated to construct the Parking Stackers in accordance with Section 2(a) and (ii) permit the disbursement of the escrowed funds to Tenant if Tenant completes construction of the parking spaces at the Adjacent Project in accordance with the Waterfront Parking Plan prior to a Parking Stacker Trigger Event.
(d)    Tenant shall promptly notify Landlord of completion of construction of parking spaces at the Adjacent Project in accordance with the Waterfront Parking Plan and shall deliver to Landlord documentation reasonably requested by Landlord to evidence such completion.
(e)    “Waterfront Parking Plan” shall mean a to-be-devised parking plan with respect to Tenant’s premises located at the Adjacent Project, that (i) is approved by the City of Alameda in connection with the further development of the Adjacent Project, (ii) eliminates the need for Parking Stackers at the Project, and (iii) maintains a parking ratio of three parking spaces per 1,000 rentable square feet of building area at the Project and the Adjacent Project, other than the building at 1750 North Loop Road, as to which the ratio will only be two parking spaces for 1,000 square foot of such building. For the avoidance of doubt, no Waterfront Parking Plan has been devised or approved by Alameda Waterfront EDP, LLC (such entity or its successor, as landlord, the “Waterfront Landlord”), as the landlord under the lease between Waterfront Landlord and Tenant with respect to premises at the Adjacent Project (the “Waterfront Lease”), and any approval by Waterfront Landlord shall be governed by the terms of the Waterfront Lease; provided, however, Landlord shall cooperate reasonably with Tenant in its efforts to devise and obtain the approval of the City of Alameda of the Waterfront Parking Plan and eliminate the need for the Parking Stackers.
3.    Closing. Landlord and Tenant acknowledge that the Closing occurred December 20, 2019 and that, in connection with the Closing, Peet’s recorded a certificate of compliance (a copy of which is attached hereto as Exhibit A), which consolidated the land acquired by Landlord pursuant to the Land Purchase Agreement into legal parcel, in the Official Records. Accordingly, Landlord has satisfied its obligations under the eleventh sentence of Section 26(u) of the Lease, neither Landlord nor Tenant shall have a right to terminate the Lease pursuant to the ninth sentence of Section 26(u) of the Lease, and Tenant shall have no right to terminate the Lease pursuant to Section 2.7(e) of the Work Letter.
4.    Brokers. Landlord and Tenant each represent and warrant that it has had no dealings with any real estate broker or agent in connection with this Amendment. Neither party knows of any real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Amendment. Tenant will indemnify and hold Landlord harmless from all damages paid or incurred by Landlord resulting from any claims asserted against Landlord by brokers or agents claiming through Tenant. Landlord will indemnify and hold Tenant harmless from all damages paid or incurred by Tenant resulting from any claims asserted against Tenant by brokers or agents claiming through Landlord.
5.    Whole Agreement. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements with respect thereto. Except as amended herein, or in a future writing signed by both parties, there shall be no other changes or modifications to the Lease between the parties and the Lease and the terms and provision contained therein shall remain in full force and effect. The terms of this Amendment will control over any conflicts between it and the terms of the Lease.
6.    Successors and Assigns. This Amendment shall be binding upon the parties hereto, their heirs, successors and assigns.
7.    Ratification. Except as amended by this Amendment, the Lease has not been amended, and the parties ratify and confirm the Lease, as amended by this Amendment, as being in full force and effect.
8.    Counterparts; Execution by Telecopy. This Amendment may be executed in counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one agreement. Executed copies hereof may be delivered by telecopier or other electronic means, and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Execution Date.
LANDLORD:

ALAMEDA BTS EDP, LLC,
a Delaware limited liability company

By: Alameda Waterfront & BTS EDP, LLC,
a Delaware limited liability company,
its sole member

By: Waterfront – EXEL BTS Manager, LLC,
a Delaware limited liability company,
its managing member

By:    /s/ Joseph Ernst
Name:     Joseph Ernst
Title:     Manager

TENANT:

EXELIXIS, INC.,
a Delaware corporation
By:    /s/ Christopher J. Senner
Name:    Christopher J. Senner
Title:    EVP & CFO
By:    /s/ Michael M. Morrissey
Name:    Michael M. Morrissey
Title:    President and CEO

[Signature Page – First Amendment to Lease Agreement]

Exhibit A

Copy of Certificate of Compliance

[See Appendix A of the Attached Deed]